Exhibit 99.1

January 14, 2019

Destination XL Group, Inc. Announces Holiday Sales Results;

Announces Launch of Wholesale Division

CANTON, MA -- Destination XL Group, Inc. (NASDAQ:DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today announced that total sales for the 9-weeks ended January 5, 2019 increased 1.4% to $102.7 million as compared to $101.3 million for the 9-weeks ended December 30, 2017.  Comparable sales increased 3.6% for the 9-weeks ended January 5, 2019 compared to the 9-weeks ended January 6, 2018.  The increase in comparable sales was partially offset by a decrease of $1.6 million from the shift in calendar weeks due to the 53rd week in fiscal 2017. Based on the holiday sales results and expectations for the remainder of the fourth quarter, the Company is reiterating its full-year guidance as previously disclosed.

David Levin, Acting CEO, commented, “We are pleased to report that our sales results for the critical holiday selling season were in line with our expectations.  We experienced strong sales increases in both our store and direct channels as our customers continue to respond favorably to our merchandise assortment and marketing programs.”

As part of its strategic growth plan, today the Company is also announcing that it has launched a wholesale business unit focused on product development and distribution relationships with key retailers. As a result of this new model, the Company intends to develop and distribute both private label and co-branded men’s big and tall apparel lines.

“DXL Men’s Apparel is the industry leader in the men’s big and tall apparel and accessories market.  We believe there is an opportunity to bring our big and tall expertise in comfort, fit and style to leading apparel retailers who recognize the growth potential of this dynamic market niche. This model will allow DXL to leverage its extensive big and tall experience and industry knowledge with its current product development infrastructure, affording a broader market reach, including new distribution channels and increased brand awareness beyond the current DXL footprint,” Levin concluded.

As part of this initiative, the Company is pleased to announce that it has been selected as the provider of men’s big and tall sizes for the Amazon Private Brand, Amazon Essentials, which is now available for customers on Amazon.com/AmazonEssentials/BigandTall. In particular, the Company will provide a range of styles in sizes 2XL and above with branding that communicates “Amazon Essentials Fit by DXL.”

The Company plans to report its actual fourth-quarter and fiscal 2018 financial results on March 22, 2019, when management also will conduct its quarterly conference call to discuss its results for fiscal 2018, as well as its fiscal 2019 outlook.

As previously announced, Destination XL Group, Inc. will participate in the 2019 ICR Conference to be held at the JW Marriott Orlando Grande Lakes in Orlando, Florida on January 14-16, 2019.  Management is scheduled to present on Tuesday, January 15, 2019 at 11:00 a.m. Eastern Time. The presentation will be hosted by David Levin, Acting Chief Executive Officer, and Peter Stratton, Executive Vice President, Chief Financial Officer, and Treasurer. The presentation will be available to interested parties via a live audio webcast at http://wsw.com/webcast/icr5/dxlg/.

The presentation will be webcast live and available for replay in the Investor Relations section of Destination XL's website at investor.destinationxl.com

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest retailer of men’s apparel in sizes XL and up, with operations throughout the United States as well as in London, England and Toronto, Canada. Subsidiaries of Destination XL Group, Inc. operate DXL Men’s Apparel retail and outlet stores, Rochester Clothing stores, Casual Male XL retail and outlet stores, and an e-commerce site at dxl.com. dxl.com offers a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for the XL guy. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company's investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to the impact of its new wholesale business on market reach, including new distribution channels and increased brand recognition, and financial results for fiscal 2018. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 23, 2018, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including the risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

Investor Contact:

ICR, Inc.

Tom Filandro

646-277-1200

Source: Destination XL Group, Inc.